FORTINET, INC.
CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Fortinet, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
A. That the name of the corporation is Fortinet, Inc. and that the corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on November 28, 2000 under the name “Appligation, Inc.”
B. The corporation filed an Amended and Restated Certificate of Incorporation on June 22, 2022 (the “Amended and Restated Certificate of Incorporation”).
C. This Certificate of Amendment to Amended and Restated Certificate of Incorporation was duly adopted by the corporation’s Board of Directors and stockholders in accordance with Section 242 of the DGCL.
D. Article IV of the Amended and Restated Certificate of Incorporation is hereby amended such that the following paragraph shall be deleted in its entirety:
Contingent and effective upon the filing of this Restated Certificate of Incorporation, every one (1) share of Common Stock outstanding or held in treasury will, automatically and without any further action by the corporation or the stockholders thereof, become five (5) shares of Common Stock outstanding or held in treasury, as applicable (the “Forward Stock Split”). The par value of the Common Stock shall remain $0.001 per share.
E. Article X of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:
ARTICLE X
The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in Article IX, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X.
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IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by the Chief Executive Officer of the corporation on this 21st day of June, 2023.

By:	/s/ Ken Xie
Ken Xie
Chief Executive Officer